UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 3, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
     On August 3, 2007 (the “Closing Date”), Avanir Pharmaceuticals (the “Company”) completed its previously announced sale of its rights to the FazaClo product (clozapine, USP) and the Company’s related assets (collectively, the “FazaClo Assets”) to Azur Pharma Inc. (“Azur Inc.”) and Azur Pharma International III Limited (“Azur Limited” and, together with Azur Inc., “Azur”) pursuant to that certain asset purchase agreement (the “Agreement”) entered into by and among the Company, Alamo Pharmaceuticals, LLC, a wholly owned subsidiary of the Company (“Alamo”), and Azur on July 2, 2007. On the Closing Date, the Company received initial consideration of approximately $42,000,000, plus an additional $1,900,000 in working capital adjustments. Pursuant to the terms of the Agreement, the Company also has the right to receive additional payments of $4,000,000 and $6,000,000 on May 1, 2009 and December 31, 2009, respectively, if certain regulatory conditions are met. Additionally, the Company has the right to receive up to $2,000,000 in total royalty payments, payable at a rate of 3% of Azur’s annualized net sales of FazaClo in excess of $17,000,000. The payment obligations have been guaranteed by Azur Limited.
     On August 8, 2007, as a result of the sale of the FazaClo Assets, the Company paid $11,000,000 of the outstanding principal and interest owed under certain promissory notes (the “Notes”) held by Neal R. Cutler. The Notes were issued by the Company in connection with the Company’s acquisition of Alamo in May 2006, and, as part of an agreement with Mr. Cutler, the Company was required to make the $11,000,000 payment on the Notes upon the sale of the FazaClo Assets. Upon making this payment to Mr. Cutler, the Company is no longer required to make any further payments on the Notes in connection with equity financings until the aggregate proceeds of future equity financings received by the Company exceed $55,000,000, after which time the Company’s payment obligations under the Notes will resume.

Item 2.02	Results of Operations and Financial Condition.
     On August 8, 2007, the Company issued a press release announcing its financial results for the quarter ended June 30, 2007 (the “Press Release”). A copy of the Press Release is furnished herewith as Exhibit 99.1.
     The information set forth under Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 8, 2007, the Company announced the resignation of Jonathan T. Silverstein as a member of the Board of Directors, effective as of August 10, 2007. There were no disagreements between Mr. Silverstein and the Company.

Item 9.01	Financial Statements and Exhibits.
(b) Unaudited Pro Forma Financial Information
     Exhibit 99.2, incorporated by reference herein, provides unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2006 and the six months ended March 31, 2007 and an unaudited pro forma condensed consolidated balance sheet as of March 31, 2007, in each case giving pro forma effect to the disposition of the FazaClo assets.

     The unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 2007 has been prepared as if the Company’s sale had been consummated on March 31, 2007. The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended September 30, 2006 and the six months ended March 31, 2007 are presented as if the sale had occurred on May 24, 2006, the date the Company acquired the FazaClo assets through the acquisition of Alamo, and the effect was carried forward through September 30, 2006 and March 31, 2007, respectively.
     The unaudited pro forma condensed consolidated financial statements presented below are based upon available information and certain assumptions considered reasonable by management. The unaudited pro forma condensed consolidated financial statements may be subject to adjustment based on the actual carrying value of net assets sold at the date of closing, among other considerations. The unaudited pro forma condensed consolidated financial statements do not project the Company’s financial position or results of operations at any future date or for any future period.
     These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, as filed with the Securities and Exchange Commission.
(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated August 8, 2007.

99.2	Unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 and unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2006 and the six months ended March 31, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 8, 2007	Avanir Pharmaceuticals
	By:	/s/ Martin J. Sturgeon
Martin J. Sturgeon
Vice President and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated August 8, 2007.

99.2	Unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 and unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2006 and the six months ended March 31, 2007.